Exhibit 10.1

ACQUISITION AGREEMENT

This Agreement, dated as of August 19, 2005, by and between Wicks Learning Group, LLC, a Delaware limited liability company (“Seller”), and School Specialty, Inc., a Wisconsin corporation (“Buyer”).

WHEREAS, Seller owns all of the membership interests of Delta Education, LLC, a Delaware limited liability company (the “Company”), and such membership interests being the “Membership Interests”.

WHEREAS, the Company is engaged in the business of publishing, assembling, marketing, selling and distributing books, publications, software, kits, programs and materials for elementary school and secondary school education (the “Business”).

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE 1

Sale and Purchase of Membership Interests

1.1 Sale and Purchase. Subject to the terms and conditions hereof, at the Closing (as such term is defined in Section 2.1 below), Seller shall, sell, assign, convey and transfer to Buyer, and Buyer shall purchase from Seller, all right, title and interest of Seller in and to the Membership Interests, free and clear of all Liens (as hereinafter defined).

1.2 Purchase Price; Payment. In consideration of the sale, assignment and transfer of the Membership Interests pursuant to Section 1.1 hereof, Buyer shall pay an amount (the “Purchase Price”) equal to $272,000,000, plus the amount of cash and cash equivalents on hand in the Company’s bank, money market and/or securities accounts as of the date (such date being the “Measurement Date”) which is earliest of the Closing Date or the Stated Date (as herein defined), subject to an appropriate reserve for outstanding checks as of the Measurement Date, subject to possible adjustment pursuant to Section 5.15 hereof. It being understood that, from the Purchase Price payable by Buyer to Seller, without double counting: (i) Buyer shall be entitled to deduct therefrom Seller’s share of the Transaction Taxes under Section 5.9 paid by Buyer at Closing, if any, Seller’s share of the HSR Fees and any Excluded Liabilities paid at Closing by Buyer on Seller’s behalf, (ii) the portion of the Purchase Price equal to the outstanding indebtedness of the Company owing to the Lenders as of the Closing Date under the Credit Agreement (the “Debt Amount”) shall be paid by Buyer in accordance with the instructions of the Agent under the Credit Agreement, (iii) $15,000,000 (the “Escrow Amount”) shall be delivered to JPMorgan Chase Bank, or if such entity is not willing to serve as escrow agent, such other escrow agent as Seller and Buyer shall agree upon, such agreement not to be unreasonable withheld or delayed (the “Escrow Agent”) to be held in escrow pursuant to the terms and conditions of the Escrow Agreement substantially in the form attached hereto as Exhibit 1.2 (the “Escrow Agreement”), and (iv) the balance of the Purchase Price shall be paid to Seller, as hereinafter provided.

1.3 Allocation of Purchase Price. The Purchase Price and all other items that comprise the applicable “consideration” (as defined in Treasury Regs. §1.1060-1(c)) shall be allocated in accordance with Exhibit 1.3 hereto. Neither Seller nor Buyer shall, nor shall either of them permit any of its Affiliates (including the Company) to, file any Tax Return, or take a position with a Tax authority, that is inconsistent with the allocation of the Purchase Price set forth on Exhibit 1.3 hereto, or that treats the transactions contemplated by this Agreement in a manner inconsistent with the terms of this Agreement. Each of Seller and Buyer agrees to cooperate with the other party in preparing a Form 8594 in a manner consistent with said Exhibit 1.3 for filing by each of them (or their applicable Affiliates) and to furnish the other party with a copy of such Form 8594 within a reasonable period before its filing due date.

ARTICLE 2

Closing; Deliveries; Conditions Precedent

2.1 Closing.

(a) The closing under this Agreement (the “Closing”) shall take place at the offices of Golenbock Eiseman Assor Bell & Peskoe LLP, 437 Madison Avenue, New York, New York, as soon as reasonably practicable, but no later than 10:00 a.m., local time, on the third (3rd) business day on or by which the last condition specified in Section 2.4(c) hereof shall have been fulfilled or waived in accordance with this Agreement, or, if the parties shall mutually agree upon another date, then such other mutually agreed upon date. The date of the Closing is herein called the “Closing Date”.

(b) All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

2.2 Seller Deliveries. Concurrently with the execution and delivery hereof, Seller is causing to be executed and delivered to Buyer a Back-Up Indemnification Agreement in the form of attached hereto as Exhibit 2.2 (the “Indemnification Agreement”), duly executed by Wicks Communication & Media Partners, L.P. (the “Fund”), Wicks Parallel (Limited) Partnership I, L.P., Gary Facente 2005 Irrevocable Trust, David Cruise, and Steven Korte (collectively, the “Back-Up Indemnitors”). At the Closing, Seller shall deliver to Buyer:

(a) an Instrument of Transfer and Assumption, in respect of the Membership Interests, executed by Seller, substantially in the form of Exhibit 2.2(a) hereto (the “LLC Instrument”);

(b) a release dated the Closing Date in the form of Exhibit 2.2(b) hereto from Seller in favor of the Company;

(c) a Non-Competition and Non-Solicitation Agreement from the Fund substantially in the form of Exhibit 2.2(c) hereto, executed by the Fund;

(d) complete and correct copies of the Certificate of Formation (the “Certificate”) and limited liability company agreement (the “Operating Agreement”) of Seller and the Company, certified by an officer of each of Seller and the Company to be true, complete and correct as of the Closing Date;

(e) copies of the limited liability company resolutions authorizing the execution and delivery by Seller of this Agreement and consummation of the transactions contemplated hereby, certified by an officer of Seller;

(f) a certificate of good standing with respect to each of Seller and the Company, as of a then recent date by the Secretary of State of the State of Delaware;

(g) the Escrow Agreement, duly executed by Seller;

(h) a certificate of an appropriate officer of Seller certifying as to the incumbency of the officers of Seller, executing this Agreement and the Seller Documents, including specimen signatures; and

(i) all other documents required by the terms of this Agreement to be executed and/or delivered by Seller to Buyer at the Closing.

2.3 Buyer’s Deliveries. At the Closing, Buyer will pay and/or deliver to Seller (or as otherwise expressly indicated below):

(a) in accordance with the instructions of the Agent under the Credit Agreement, the Debt Amount, by wire transfer of immediately available funds;

(b) in accordance with instructions of the Escrow Agent, the Escrow Amount, by wire transfer of immediately available funds;

(c) an amount equal to the balance of the Purchase Price as determined in accordance with Section 1.2, above, shall be paid to Seller by wire transfer of immediately available funds to such accounts as Seller shall specify;

(d) a release dated the Closing Date in the form of Exhibit 2.3(d) hereto from the Company in favor of Seller and its Affiliates and the officers of the Company named therein;

(e) copies of the organizational documents of Buyer, certified by an officer of Buyer to be true, complete and correct as of the Closing Date;

(f) a copy of resolutions of Buyer authorizing the execution and delivery of this Agreement and the Buyer Documents and the consummation of the transactions contemplated hereby and thereby, certified by an officer of Buyer;

(g) the Buyer Sublease L/C and each Further Buyer L/C, or the Substitute Collateral, as required by Section 2.6 hereof;

(h) a certificate of the Secretary or other appropriate officer of each of Buyer certifying as to the incumbency of the officers of Buyer, as applicable, executing this Agreement and the Buyer Documents, and including specimen signatures;

(i) a certificate of status with respect to Buyer, issued as of a then recent date by the Wisconsin Department of Financial Institutions;

(j) the Escrow Agreement, duly executed by Buyer and Escrow Agent; and

(k) all other documents required by the terms of this Agreement to be executed and/or delivered by Buyer at the Closing.

2.4 Conditions Precedent to Buyer’s Obligations. The obligations of Buyer under this Agreement to proceed with the Closing are subject, at the option of Buyer, to the fulfillment of the following conditions at or prior to the Closing:

(a) the representations and warranties of Seller contained in this Agreement and/or any certificate delivered at the Closing pursuant to this Agreement shall be true and correct when made, except where, in the case of those representations and warranties (or any portion(s) thereof) which are not limited by the term Material Adverse Effect, the failure to be true and correct would not have a Material Adverse Effect, and except for changes permitted by this Agreement, and, except for representations and warranties made as of a specific date, shall also be true and correct at the time of Closing with the same force and effect as though such representations and warranties were made at that time, except where, in the case of those representations and warranties (or any portion(s) thereof) which are not limited by the term Material Adverse Effect, the failure to be true and correct would not have a Material Adverse Effect;

(b) each covenant, agreement and obligation required by the terms of this Agreement to be complied with and performed by Seller at or prior to the Closing, shall have been complied with and performed in all material respects;

(c) the waiting period under the HSR Act (as hereinafter defined) shall have expired or been terminated;

(d) no United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction (a “Governmental Authority”) shall have issued, enforced or entered any injunction or other order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that Buyer shall have used its best efforts to have any such order or injunction vacated; and

(e) there shall be delivered to Buyer an opinion of counsel to Seller, dated as of the Closing Date, substantially in the form of Exhibit 2.4(e) hereto;

(f) there shall be delivered to Seller a Non-Competition and Non-Solicitation Agreement for Gary Facente, substantially in the form of Exhibit 2.4(f) hereto.

(g) there shall have been delivered to Buyer termination statements and releases of the Lenders in form satisfactory to release the liens and security interests of the Lenders on the properties and assets of the Company and on the Membership Interests, the delivery and effectiveness of which shall be subject to the Lender’s receipt of the Debt Amount pursuant to this Agreement and Buyer’s compliance with Section 2.6 hereof;

(h) there shall be delivered to and for the benefit of Buyer a certificate of Seller executed as of the Closing Date that the conditions set forth in subsections (a) and (b) of this Section 2.4 have been fulfilled.

2.5 Conditions Precedent to Seller’s Obligations. The obligations of Seller under this Agreement to proceed with the Closing are subject, at the option of Seller, to the fulfillment of each of the following conditions at or prior to the Closing:

(a) the representations and warranties of Buyer contained in this Agreement, and/or any certificate delivered at the Closing pursuant to this Agreement, shall be true and correct in all material respects when made, and shall also be true and correct in all material respects at the time of the Closing with the same force and effect as though such representations and warranties were made at that time, except for changes permitted by this Agreement;

(b) each covenant, agreement and obligation required by the terms of this Agreement to be complied with and performed by Buyer at or prior to the Closing shall have been duly and properly complied with and performed;

(c) the waiting period under the HSR Act shall have expired or been terminated;

(d) no Governmental Authority shall have issued, enforced or entered any injunction or other order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; and

(e) there shall be delivered to Seller an opinion of counsel to Buyer, dated as of the Closing Date, substantially in the form of Exhibit 2.5(e) hereto.

(f) there shall be delivered to the Company a certificate of Buyer executed as of the Closing Date that the conditions set forth in subsections (a) and (b) of this Section 2.5 have been fulfilled.

2.6 Sublease Matters and Other L/C Matters. (a) Buyer shall provide at the Closing a letter of credit from a bank or lending institution satisfactory to Seller, such letter of credit to conform to the requirements of the Sublease (the “Buyer Sublease L/C”), and shall take all steps reasonably requested by Seller to have the Buyer Sublease L/C substituted for the letter of credit in the amount of $700,000 provided by the Company (the “Company Sublease L/C”) and held by the Sublessor pursuant to the Sublease, and to have the Company Sublease L/C promptly returned to Seller for cancellation (including without limitation by cooperating in such pre-Closing escrow arrangement with the Sublessor for the receipt, holding and exchange for the Company Sublease L/C of the Buyer Sublease L/C, as Seller shall request).

(b) Buyer shall provide at the Closing substitute letters of credit from one or more banks or lending institutions satisfactory to Seller, (or reasonably satisfactory collateral) with respect to the letters of credit identified on Schedule 3.2 of the Disclosure Schedule. Any substitute letters of credit shall conform to the applicable requirements referred to in Schedule 3.2 of the Disclosure Schedule (each such letter of credit being a “Further Buyer L/C”), and Buyer shall take all steps reasonably requested by Seller to have each Further Buyer L/C substituted for the corresponding letter of credit referred to in said Schedule 3.2 (each such letter of credit being a “Further Company L/C”), and to have each Further Company L/C promptly returned to Seller for cancellation (including without limitation by cooperating in such pre-Closing escrow arrangements for the receipt, holding and exchange for each Further Company L/C of the corresponding Further Buyer L/C as Seller shall request.

(c) In the event the Company Sublease L/C or any Further Company L/C remains outstanding at the Closing, Buyer shall deposit at the Closing with the agent for the lenders under the Credit Agreement such amount (by wire transfer of immediately available funds to such account as such agent shall designate), one or more back-up letters of credit, or other instrument or documentation (any such amount, letter(s) of credit or instrument or document being herein called an “Substitute Collateral”) as such agent shall require (but not to exceed 110% of the face value of the

Company Sublease L/C or any Further Company L/C that remains outstanding at the Closing), to secure or support all obligations arising out of or which could arise out of the drawing of, any or all of the Company Sublease L/C and each Further Company L/C and fees relating thereto.

2.7 Agreements Regarding Certain Employees. Seller acknowledges that Gary Facente may, at his option, continue to be employed by the Company after the Closing Date through October 14, 2005, it being further understood and acknowledged by Buyer that Mr. Facente will at all times continue to be entitled to act as a consultant to and or an officer and/or an employee of EMC Corporation and/or any of its Affiliates (subject to the restrictions set forth in the agreement referred to in Section 2.4(f) above).

ARTICLE 3

Representations and Warranties of Seller

Seller hereby makes each of the following representations and warranties:

3.1 Organization, Standing and Qualification; Authority; Capitalization.

(a) The Company is a limited liability company validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to do business and is in good standing as a foreign limited liability company under the laws of each state where the failure to be so qualified would result in a Material Adverse Effect. The Company has the requisite limited liability company power and limited liability company authority to own and lease its properties and to carry on its business in the places such properties are now owned or leased or where such business is presently conducted. The copies of the Certificate and Operating Agreement heretofore delivered by the Seller are complete and correct.

(b) Except as listed on Schedule 3.1(b) of the Disclosure Schedule delivered by the Company concurrently with the execution and delivery of this Agreement (the “Disclosure Schedule”), the Company has no subsidiaries nor any interest, direct or indirect, or has any commitment to purchase any interest, direct or indirect, in any other corporation, partnership, joint venture or other business enterprise or entity which owns or conducts the operations of the Business. Except as indicated in said Schedule 3.1(b), none of the Business, or the assets or properties of the Company is owned, used or conducted by any affiliate of the Company.

(c) Seller is a limited liability company validly existing and in good standing under the laws of Delaware. This Agreement has been duly executed by Seller. This Agreement constitutes the legal, valid and binding obligation of Seller, and each of the Seller Documents shall, when executed and delivered by Seller, constitute the legal, valid and binding obligations of Seller, in each case, assuming due execution of such documents by the other parties thereto.

(d) Seller has all requisite limited liability company power and limited liability company authority to enter into this Agreement and each of the other agreements, certificates and instruments to be executed and delivered by it pursuant hereto (collectively the “Seller Documents”) and to carry out the transactions contemplated hereby and thereby. All limited liability company proceedings required to be taken by Seller relating to the execution, delivery and performance of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby have been duly taken.

(e) The Membership Interests constitute all of the membership interests in the Company and all of the Membership Interests are owned of record and beneficially by Seller. There are not outstanding any securities or rights convertible into or exchangeable for securities of, or membership interests in, the Company and there are no contracts, commitments, understandings or arrangements by which the Company or Seller is bound to issue any membership interests or securities or rights convertible into or exchangeable for membership interests, or options, warrants or rights to purchase any such membership interests. Seller has good title to the Membership Interests, free and clear of all liens, except for Liens in favor of the Lenders under the Credit Agreement which are to be released at Closing upon the Lender’s receipt of the Debt Amount pursuant to this Agreement and Buyer’s compliance with Section 2.6 hereof.

3.2 No Violation. Except for the expiration or termination of the waiting period under the HSR Act or as indicated in Schedule 3.2 of the Disclosure Schedule: the execution, delivery and performance by Seller of this Agreement and the Seller Documents and its consummation of the Transactions, will not conflict with or violate the Certificate or Operating Agreement of the Company or of Seller or any lease, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust or other agreement or instrument to which the Company or Seller is a party, or any law, rule or regulation to which the Company or Seller is subject, which in any case would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, or violate any court or administrative order by which the Company is bound, and no approval or consent of any governmental authority is necessary for the execution, delivery and performance by Seller of this Agreement which, if not obtained, would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

3.3 Financial Statements. Buyer has been provided copies of (collectively, the “Financial Statements”): (i) the audited balance sheet and related audited statement of income and cash flow of the Company as at and for the fiscal year ended December 31, 2004, and (ii) the unaudited balance sheet and statement of income of the Company as at and for the six (6) months ended July 3, 2005 (such July 3, 2005 balance sheet being the “Recent Balance Sheet”). Except as indicated in and subject to Schedule 3.3 of the Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the financial position of the Company and the results of operations of the Company as of the respective dates thereof and for the entire fiscal periods covered thereby, subject, in the case of all interim period Financial Statements, to the absence of footnotes and year-end audit adjustments. The Financial Statements are attached to Schedule 3.3 of the Disclosure Schedule.

3.4 Absence of Undisclosed Liabilities. The Company has no liability which would be required in accordance with GAAP to be set forth or reserved against on a balance sheet of the Company which has not been set forth on the Recent Balance Sheet or referred to in the notes to the most recent audited consolidated balance sheet included among the Financial Statements, except as indicated on Schedule 3.4 of the Disclosure Schedule, or on any one or more of the other Schedules of the Disclosure Schedule, and except for those (i) incurred after such date in the ordinary course of business, (ii) covered by insurance, indemnification or comparable arrangements, or (iii) which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

3.5 Absence of Certain Changes or Events. Except as set forth in Schedule 3.5 of the Disclosure Schedule, or as contemplated or permitted by this Agreement, since the date of the Recent Balance Sheet; (i) there has not been any salary increase payable by the Company to any of the key employees of the Company, except increases which do not exceed five (5%) percent occurring in the ordinary course of business in accordance with customary practices or as a result of bona fide reclassification or promotion, (ii) there has not been any material increase in the rates or terms of pension and similar employee benefit plans of the Company, except increases occurring in the ordinary course of business in accordance with the Company’s customary practices, (iii) there has not been any material grant by the Company of severance pay in favor of any employee of the Company except in the ordinary course of business in accordance with customary practices, (iv) there has not been any entry into any material agreement or material transaction by the Company outside the ordinary course of business by the Company, (v) there has not been any material change by the Company in its accounting methods, principles or practices, other than as required by GAAP, (vi) the Company has not mortgaged, pledged or granted a security interest on any of its assets, (vii) the Company has not sold, transferred, leased to others or otherwise disposed of any material assets, except in the ordinary course of business and except for cash distributions to Seller, (viii) the Company has not encountered any labor union organizing activity, had any actual or threatened employee strike, work stoppage, slow down or lockout, which has had or is expected to, individually or in the aggregate, have a Material Adverse Effect, (ix) made or agreed to make any modification or amendment to any of the Material Contracts or terminated or agreed to terminate any Material Contract, prior to the expiration of the applicable term thereof, which in any case or in the aggregate would have a Material Adverse Effect, (x) amended the Company’s Certificate of Formation, Operating Agreement or other governing documents, (xi) discharged any material lien upon any material asset of the Company, other than in the ordinary course of business, except liens existing in connection with the Credit Agreement or other indebtedness for borrowed money, (xii) there has not been a Material Adverse Effect, (xiii) the Company has not accelerated, in any material respects, the collection of accounts receivable or the shipment of products, in each case outside the ordinary course of business, or (xiv) there has not been, in any material respects, the deferment of trade accounts payable outside the ordinary course of business consistent with past practices.

3.6 Tax Matters. Except as set forth on Schedule 3.6 of the Disclosure Schedule:

(a) The Company has timely filed all material Tax Returns that it has been required to file. All Taxes shown on any such Tax Return have been paid. No material pending claim has been made in writing by an authority in a jurisdiction where the Company does not file Tax Returns that it is subject to taxation by that jurisdiction.

(b) No Tax audits or administrative or judicial proceedings are being conducted as of the date of this Agreement with respect to Taxes of the Company. As of the date of this Agreement, there is no material deficiency for any Tax, claim for additional material Taxes, or other dispute or claim concerning any material Tax liability of the Company, claimed, issued or raised by any Tax authority that has not been properly reflected in the Financial Statements and will not be reflected in the Closing Working Capital. Schedule 3.6 of the Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2001, and prior to the date of this Agreement and indicates those income Tax Returns that have been audited. Seller has delivered to Buyer correct and complete copies of all such income Tax Returns. As of the date of this Agreement, the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c) The aggregate unpaid Taxes of the Company (i) did not, as of December 31, 2004, materially exceed the reserve for liability for Taxes set forth on the December 31, 2004 balance sheet of the Company, and (ii) do not materially exceed that reserve as to be adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

(d) The Company is a single-member domestic limited liability company. No election has been made with respect to the Company under Treasury Regs. §301.7701-3(c)(1)(i) to have the Company treated other than as a disregarded entity.

(e) The Company, in all material respects, has withheld and paid over all Taxes required to have been withheld and paid over, and complied, in all material respects, with all information reporting in respect of backup withholding requirements, including maintenance of required records with respect thereto, in respect of amounts paid or owing to any employee, creditor, independent contractor or other third party.

(f) For purposes of this Agreement, “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, windfall profits, franchise, withholding, social security, unemployment, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum, or other tax, including any interest, penalty, or addition thereto, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person; and “Tax Return” means any return, declaration or report, of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

3.7 Real Property. Schedule 3.7 of the Disclosure Schedule sets forth a list of all real property owned by the Company and all material leases by the Company of real property used for the operations of the Business (each such parcel of real property being herein called “Real Property”, and collectively the “Real Properties”).

3.8 Other Tangible Property. Except as set forth on Schedule 3.8 of the Disclosure Schedule, the books and records of the Company in all material respects reflect the vehicles, machinery, equipment and other tangible personal property owned or leased by the Company. Except as set forth on said Schedule 3.8 and except for Permitted Liens, no material personal property of the Company, used for the operations of the Business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is located other than in the possession or under the control of the Company.

3.9 Intellectual Property. Schedule 3.9 of the Disclosure Schedule sets forth a list of all, patents, trademarks and service marks and copyrights (and all applications in respect of the foregoing) which are registered and owned by the Company and are material to the Business. Except as set forth in said Schedule 3.9: the Company owns or has the right to use its Intellectual Property as it is now used in the Business, free and clear of all Liens, other than Permitted Liens, except for Intellectual Property the lack of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; there is no infringement or alleged infringement by others of any of the Company’s Intellectual Property which individually or in the aggregate is reasonably expected to have a Material Adverse Effect; and, except as provided in any license or other agreement pursuant to which the Company have obtained the right to use such Intellectual Property, there is no material restriction on Seller’s use of the Intellectual Property relating to the Business substantially consistent with current practice; the Company is not infringing on any trade name, trademark, service mark or copyright of any other person or entity, which infringements are reasonably expected individually or in the aggregate to have a Material Adverse Effect.

3.10 Title to Assets; Condition of Property.

(a) Except as set forth on Schedule 3.10(a) of the Disclosure Schedule, the Company has good title to the property and assets owned or purported to be owned by it (other than the Intellectual Property, with respect to which only the representations and warranties of Seller set forth in Section 3.9 hereof shall govern and control), free and clear of all Liens, except for the Permitted Liens.

(b) Except as set forth in Schedule 3.10(b) of the Disclosure Schedule, the Real Property owned or leased by the Company and the tangible personal property, that is necessary to the operations of the Business as presently conducted is, to the knowledge of Seller, in operating condition, reasonable wear and tear excepted, except where the failure to be in such condition, or the cost or replacing, correcting or repairing the same, would not have individually or in the aggregate a Material Adverse Effect.

3.11 Insurance Policies. Schedule 3.11 of the Disclosure Schedule sets forth a list of material insurance policies held by the Company as of the date of this Agreement concerning the Business. Except as set forth in said Schedule 3.11, no claims are pending under any such policy which would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

3.12 Contracts. Except as indicated below, Schedule 3.12 of the Disclosure Schedule lists or describes all written contracts, agreements and leases of the Company in effect as of the date of this Agreement which are material to the Company as well as the following to which the Company is a party (the “Material Contracts”):

(a) all material leases and subleases of real property by the Company;

(b) each contract or agreement for the purchase or lease of personal property with any supplier that involves payments in excess of $50,000 in any single case, other than purchase orders or short-term arrangements (i.e. less than 60 days) entered into in the ordinary course of business;

(c) each author or publishing contract or agreement that involves or is reasonably expected to involve royalty or similar payments in excess of $50,000 in respect of the immediately preceding fiscal year or the current fiscal year of the Company;

(d) all broker, dealer, manufacturer’s representative or reseller contracts involving payments in excess of $50,000 per annum in any single case to which the Company is a party;

(e) any contract or agreement that contemplates or involves (i) the payment or delivery of cash or other consideration to the Company in an amount in excess of one hundred thousand dollars ($100,000), or (ii) the performance of services or sales of products by the Company having a value in excess of one hundred thousand dollars ($100,000), which in either case is not terminable by the Company without material penalty or on not more than 30 days prior notice, other than purchase or sales orders, or short-term arrangements (i.e., less than 60 days), entered into in the ordinary course of business;

(f) all contracts or agreements relating to the Company’s indebtedness for borrowed money;

(g) any written employment contract currently in effect, other than any involving at-will employment;

(h) any contract or agreement for the management of the Business; and

(i) any material contract or agreement containing covenants not to compete in any line of business or with any other person in any geographical area or covenants of any other person not to compete with the Business in any line of business or in any geographical area.

Except as set forth on Schedule 3.12 of the Disclosure Schedule, Seller has delivered or made available to Buyer, in all material respects, true and correct copies of all such Material Contracts. Notwithstanding anything to the contrary contained herein, Schedule 3.12 of the Disclosure Schedule shall not be required to, and the term “Material Contracts” shall not, include (i) any contracts or agreements relating to the acquisition of any of the properties or assets of the Company if the obligations of the Company thereunder have been fully performed (except for customary assumptions of liabilities of sellers and indemnification obligations as to post-closing operations of acquired businesses), (ii) contracts or agreements granting rights to publish, license, distribute publications, programs or other works that have been performed in full by the Company or do not require future royalty payments or contain other material continuing obligations of the Company or Seller, (iii) purchase, sale and other business or end user orders for products, materials, goods or services in the ordinary course of business, or (iv) other agreements not covered in clause (i), clause (ii) or clause (iii) above entered into in the ordinary course of business involving payments by the Company of less than $50,000 in any single case and less than $500,000 in the aggregate. The Material Contracts identified on Schedule 3.12 of the Disclosure Schedule as “Terminating Contracts” are to be terminated effective as of or prior to the Closing, including, without limitation, in the case of the Employment Agreements, dated as of August 8, 2001, between the Company and Gary Facente (the “Employment Agreement”), those obligations of Gary Facente pursuant to Section 9 of the Employment Agreement, which would otherwise have survived the termination of his employment with the Company. Unless otherwise noted on Schedule 3.12 of the Disclosure Schedule, to the knowledge of Seller, the Material Contracts are in full force and effect (except as the same may terminate or expire or may have terminated or expired in accordance with the terms thereof), and the Company is not in default of, nor has there occurred an event or condition which, with the passage of time or giving of notice (or both) would constitute a Company default of, any Material Contract, which default, and the cost of curing the same, would individually or in the aggregate have a Material Adverse Effect.

3.13 Compliance with Laws. Except as set forth on Schedule 3.13 of the Disclosure Schedule, there is no violation by the Company of any applicable federal, state or local statute, law or regulation (including, without limitation, any applicable building, zoning, or other law, ordinance or regulation, but excluding (i) any environmental matters, it being understood that such matters shall be governed exclusively by Section 3.19 hereof, and (ii) employee benefit or welfare or employment or labor related matters, it being understood that such matters shall, as the case may be, be governed exclusively by Section 3.16 or Section 3.17 hereof) affecting its properties or the operation of the Business, which violation, and the cost of curing the same, would individually or in the aggregate have a Material Adverse Effect.

3.14 Litigation. Except as set forth on Schedule 3.14 of the Disclosure Schedule, there is not pending, nor, to the knowledge of Seller, threatened, any suit, legal action, arbitration, or legal or administrative proceeding, against the Company which would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the Transactions. The Company is not in material violation of any order, writ, injunction or decree of any Governmental Authority expressly directed at or naming the Company.

3.15 Governmental Authorizations. Except as set forth in Schedule 3.15 of the Disclosure Schedule, the Company has all governmental authorizations, licenses, franchises and permits necessary to the operations of the Business, except where the failure to have the same, and the cost of obtaining the same would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

3.16 Employee Benefit Matters. (a) Schedule 3.16 of the Disclosure Schedule sets forth all employee benefit plans (within the meaning of Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination or other material benefit plans, programs or arrangements, which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee of the Company (the plans, programs and arrangements, described herein being the “Employee Plans”). The Company does not have any formal commitment to create any additional material Employee Plan or to materially modify any existing material Employee Plan that would affect any employees or terminated employees of the Company.

(b) Except as disclosed on Schedule 3.16 of the Disclosure Schedule, each Employee Plan is in writing and Seller has previously made available to Buyer a true and complete copy of each written Employee Plan and a true and complete copy of the following, if any, prepared in connection with each Employee Plan: (i) a copy of each corresponding trust agreement, (ii) each current summary plan description, (iii) the most recently filed IRS Form 5500, (iv) the most recently received IRS determination letter for such Employee Plan, (v) the most recently prepared actuarial report and financial statement for such Employee Plan, and (vi) any material, unresolved correspondence with the IRS or the Department of Labor with respect to each such Employee Plan.

(c) No Employee Plan is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company is likely to incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”).

(d) Except as disclosed on Schedule 3.16 of the Disclosure Schedule, each Employee Plan has been operated in all material respects in accordance with the requirements of all applicable laws, regulations and rules, including, without limitation, ERISA and the Code. As of the date of this Agreement, no material action, claim or proceeding is pending or, to the Seller’s knowledge, threatened with respect to any Employee Plan (other than claims for benefits in the ordinary course).

(e) Except as disclosed on Schedule 3.16 of the Disclosure Schedule, to Seller’s knowledge, each Employee Plan that is intended to be qualified under Section 401(a) and 501(a) of the Code is so qualified, and each such Employee Plan has been operated in all material respects in accordance with the requirements of ERISA and the Code.

(f) To the knowledge of Seller, except as indicated on Schedule 3.16 of the Disclosure Schedule, neither the Company nor any Employee Benefit Plan, nor any “disqualified person” or “party in interest”, as defined under ERISA, with respect to any Employee Plan, has engaged in any transaction which is expected to subject the Company to either a material civil penalty under Section 502(i) or (l) of ERISA or a material tax imposed under Section 4975 or 4976 of the Code.

3.17 Labor Matters. Except as set forth on Schedule 3.17 of the Disclosure Schedule:

(a) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, and, to the knowledge of Seller, as of the date of this Agreement, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit including such employees;

(b) there are no strikes, organized slowdowns or organized work stoppages pending or, to the knowledge of Seller, threatened between the Company and its employees, and the Company has not experienced any such strike, slowdown or work stoppage within the three (3) years prior to the date hereof;

(c) the Company is in compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(d) to the knowledge of Seller, there is no threatened labor, wage and hour, workers’ compensation, wrongful termination, discrimination or other employment-related grievance or legal or arbitration proceeding with respect to claims of, or obligations to, any current or former employee or group of employees of the Business, which is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, and

(e) to the knowledge of Seller, there is no threatened termination of employment by a key employee of the Company which is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

3.18 Fees. The Company has not paid or become obligated to pay any fee or commission to any broker, finder or investment banker in connection with the Transactions, except as set forth on Schedule 3.18 of the Disclosure Schedule.

3.19 Environmental Laws. Except as set forth on Schedule 3.19 of the Disclosure Schedule, to the knowledge of Seller:

(a) The operations of the Company at the Real Properties are in compliance with all applicable Environmental Requirements, except where such noncompliance or the cost of curing the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has not received any written communication as to a currently pending matter relating to any of the Real Properties from a governmental authority that alleges that it is not in such compliance.

(b) There are no environmental actions relating to any of the Real Properties pending, or to the knowledge of Seller, threatened against the Company which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The Company engages in no activities, including, without limitation, the release, threatened release, emission, discharge or disposal of any material, of environmental concern that are reasonably likely to form the basis of any environmental action against the Company which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Seller has provided Buyer with true and complete copies of all environmental reports and studies listed on Schedule 3.19 of the Disclosure Schedule.

For purposes of this Agreement, the term “material of environmental concern” means any gasoline, oil and other petroleum products, explosives, radioactive materials, lead, pesticide, formaldehyde and related and similar materials, and any other substance, material or chemical defined as a hazardous, toxic or polluting substance, material or chemical by any federal, state or local law, ordinance, rule or regulation, and the term “Environmental Requirement” means any and all federal, state and local laws, ordinances, rules, regulations and requirements, and any and all rules of common law, dealing with or relating to any material of environmental concern, the use or preservation of natural resources, or the pollution, protection or restoration of the environment.

3.20 Officers of the Company. The officers of the Company, and the employees of the Company holding the title of “vice president”, in each case as of the date of this Agreement, are set forth on Schedule 3.20 of the Disclosure Schedule.

3.21 Bank Accounts. Set forth on Schedule 3.21 of the Disclosure Schedules is a list of bank accounts of the Company as of the date of this Agreement.

3.22 Products. Except as set forth on Schedule 3.22 of the Disclosure Schedules, no claim for product liability has been asserted against the Company during the five (5) year period immediately preceding the date hereof and no event has occurred which might give rise to the assertion of any such claim, in each case which is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

3.23 Product Warranties. Except as set forth on Schedule 3.23 of the Disclosure Schedule, to Seller’s knowledge: (i) no material liability for any warranty claims on the Company’s products exists for the repair or replacement thereof or other damages in connection with such services, sales or deliveries thereof, except for any such claims incurred in the ordinary course of business consistent in all material respects in amount and character with past experience of the Company, and (ii) product labeling of the Company is in conformity with all applicable legal requirements, except for any failure which is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Copies of current Company standard printed terms and conditions of sale, delivery or lease of Company catalog products have in all material respect been provided to Seller.

3.24 Customers; Vendors. Schedule 3.24 of the Disclosure Schedule sets forth, with respect to the last fiscal year of the Company and with respect to the seven (7)-month period ended July 31, 2005, a list which reflects in all material respects the dollar amount derived from each of the ten (10) largest (based on dollar amounts purchased from the Company) customers of the Company, and the dollar amount purchased from the ten (10) largest (based on dollar amounts purchased by the Company) vendors (other than licensors, authors, contributors or the like) of the Company. Except as set forth on Schedule 3.24 of the Disclosure Schedule, neither the Company nor Seller has received any written notice of the intention of any of the customers, vendors or third parties to Material Contracts of the Company to cease doing business or reduce in any material respect the business transacted with the Company or to terminate or modify any agreements with the Company (whether upon consummation of the transactions contemplated hereby or otherwise) which would have, individually or in the aggregate, a Material Adverse Effect.

3.25 Relationship with Affiliates. Except as set forth on Schedule 3.25 of the Disclosure Schedule, neither the Seller nor any Affiliate of the Seller has, or since December 31, 2004 has had, any interest in any property being used in or pertaining to the Company’s business, and neither the Seller nor any Affiliate of the Seller is, or since December 31, 2004 has owned a equity interest or any other financial or profit interest in, a Person that has had business dealings or a financial interest in any transaction with the Company.

3.26 Certain Understandings. Notwithstanding anything to the contrary contained in this Agreement:

(a) For purpose of this Agreement, the terms “knowledge of Seller”, “Seller’s knowledge”, “knowledge of the Company”, or the “Company’s knowledge”, and variations thereof, shall be deemed to refer only to the actual knowledge of Craig B. Klosk, Gary Facente, David Cruise, Steven Korte, Robert Kelley and Tom Guetling. An individual will be deemed to have “knowledge” of a particular fact or other matter only if such individual is actually aware of such fact or other matter.

(b) Certain matters and items disclosed in any Schedule of the Disclosure Schedule may not be required to be disclosed therein, but may be disclosed therein for informational purposes only, and no such disclosure shall constitute an indication or admission of the materiality thereof or create a standard of disclosure.

(c) The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in any of the Schedules of the Disclosure Schedule or Exhibits is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material and the fact of the setting of such amounts or the fact of the inclusion of any such item in any of the Schedules of the Disclosure Schedule or Exhibits shall not be used in any dispute or controversy as to whether any obligation, item or matter not described herein or included in any of the Schedules of the Disclosure Schedule or Exhibit is or is not material for purposes of this Agreement.

(d) Notwithstanding any cross-referencing which may be undertaken in the Disclosure Schedule, any matter identified in any one or more of the Schedules of the Disclosure Schedule shall be deemed disclosed for purposes of any other Schedule of the Disclosure Schedule to the extent a reasonable person would consider that it could be relevant in light of the context thereof.

ARTICLE 4

Representations and Warranties of Buyer

Buyer represents and warrants to Seller that:

4.1 Organization and Standing. Buyer is a corporation validly existing and in good standing under the laws of the State of Wisconsin and has all requisite power and authority to own and lease its assets and properties and to carry on its business as and in the places such assets and properties are now owned or leased and where such businesses are presently conducted.

4.2 Authority. Buyer has all requisite power and authority to enter into this Agreement and each other agreement, certificate and instrument to be executed and delivered by it pursuant to this Agreement (collectively the “Buyer Documents”) and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the Buyer Documents, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action of Buyer. This Agreement has been duly executed and delivered by Buyer, and constitutes, and when executed and delivered each of the Buyer Documents will constitute, the legal, valid and binding obligation of such of Buyer as is a party thereto, enforceable against each of them which is a party thereto in accordance with their respective terms. All proceedings and actions required to be taken by Buyer relating to the execution, delivery and performance of this Agreement and the Buyer Documents and the consummation of the transactions contemplated hereby and thereby, have been duly taken.

4.3 Litigation. There is no legal or administrative action, suit, proceeding, arbitration or investigation pending, or to the knowledge of Buyer threatened, against Buyer or any of Buyer’s Affiliates, and there is not outstanding any order, writ, injunction, award or decree of any court or arbitrator or any federal, state, municipal or other governmental department, commission, board, agency or instrumentality to which Buyer or any of Buyer’s Affiliates is subject, that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, or which could reasonably be expected to materially adversely affect the ability of Buyer to, consummate the transactions contemplated hereby or by any of this Agreement or any of the Buyer Documents.

4.4 Financing. Buyer has all funds and financing necessary to perform all of its duties under this Agreement and the Buyer Documents, and consummate the transactions contemplated by this Agreement in accordance with the respective terms of this Agreement and the Buyer Documents.

4.5 Qualification. To Buyer’s actual knowledge, there are no facts or proceedings relating to Buyer or any Buyer’s Affiliates that it believes could reasonably be expected to disqualify or restrict Buyer under any Anti-trust Requirements from controlling, acquiring or operating any of the Business or that it believes could reasonably be expected to cause the United States Department of Justice (the “Department of Justice”) or the Federal Trade Commission (the “FTC”) not to permit the prompt expiration of all waiting periods under the HSR Act, in connection with the Transactions; provided, however, that Seller acknowledges the overlap in operations between the Business and Buyer’s Frey Scientific and educational publishing divisions.

4.6 No Violation. Except for the expiration or termination of the waiting period under the HSR Act, the execution, delivery and performance of this Agreement and the Buyer Documents by Buyer and the consummation by each of them of the transactions contemplated by this Agreement and by the Buyer Documents will not (i) conflict with or violate any provision of the Articles of Incorporation, Bylaws or other governing documents of Buyer, (ii) with or without the giving of notice or the passage of time, or both, result in a breach of, or violate, or be in conflict with, or constitute a material default under, or permit the termination of, or cause or permit acceleration under, any material agreement, instrument, debt or obligation to which Buyer is a party or to or by which Buyer is subject or bound, or (iii) violate any material law, rule or regulation or any order, judgment, decree or award of any court, governmental authority or arbitrator to or by which Buyer is subject or bound, except as would not reasonably be expected individually or in the aggregate to have, individually or in the aggregate, a material adverse effect on the financial condition or results or operations of Buyer or on the ability of Buyer to timely consummate the transactions contemplated by this Agreement and by the Buyer Documents to which it is a party.

4.7 Consents and Approvals. The execution, delivery and performance by Buyer of this Agreement or any of the Buyer Documents and the consummation of the transactions contemplated hereby and thereby do not and will not require any consent, approval, authorization or other action by, or declaration, filing or registration with, or notification to, any government entity or regulatory authority or any other third party.

4.8 Brokerage or Finder’s Fee. No person is entitled to, has received, or shall receive any brokerage commissions or finder’s fees in connection with the Transactions as a result of any action taken by Buyer or any of the affiliates, officers, directors or employees thereof.

4.9 Own Investigation; etc.

(a) Buyer understands and agrees to the limitations and other matters set forth in Section 3.26 hereof and that SELLER IS NOT MAKING ANY, AND SELLER DISCLAIMS ALL, REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR AS TO THE CONDITION OF THE COMPANY,

ANY OF THE ASSETS OR PROPERTIES OF THE COMPANY, OR THE BUSINESS, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE SELLER DOCUMENTS.

(b) Buyer acknowledges and agrees that (i) it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning Seller, the Company, the Business and the assets and properties of the Company, (ii) it has been furnished with or been given adequate access to such information about Seller the Company, the Business and the assets and properties of the Company, as it has requested, and (iii) it will not assert any claim against Seller or the Company or any direct or indirect owner thereof or any of their respective directors, officers, employees, agents, members, managers, affiliates, consultants, counsel, accountants, investment bankers or representatives, or hold Seller or the Company or any such persons liable, for any inaccuracies, misstatements or omissions with respect to information (other than the assertion of indemnification claims in accordance with Article 7 with respect to the representations and warranties of Seller contained in this Agreement) furnished by or for Seller or the Company, including without limitation any information set forth in any confidential offering memorandum or other materials previously delivered to Buyer or Affiliate thereof, any agent or representative thereof or of any of such Affiliates.

(c) In connection with Buyer’s investigation of Seller, the Company, the Business and the assets and properties of the Company, Buyer has received certain projections and other forecasts, plans and budgets. Buyer acknowledges that there are uncertainties inherent in attempting to make such projections, forecasts, plans and budgets, that Buyer is familiar with such uncertainties and is not relying upon such projections, forecasts, plans or budgets, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and that Buyer will not assert or permit to be asserted any claim against Seller or the Company or any direct or indirect owner of any of them or any of their respective general or limited partners, directors, officers, employees, agents, stockholders, members, managers, Affiliates, consultants, counsel, accountants, investment bankers or representatives, or hold Seller or the Company or any of the foregoing liable with respect thereto. Buyer acknowledges and agrees that neither Seller nor the Company makes and has not made, directly or indirectly, any representations or warranties regarding pro-forma financial information, financial projections or other forward-looking statements regarding the Company or the Business. Buyer has not relied on and is not relying on any statement, representation or warranty not made in this Agreement.

(d) Buyer is an “accredited investor” within the meaning of the rules and regulations under the Securities Act of 1933, as amended, and is acquiring the Membership Interests for its own account for the purpose of investment and not with a view to the distribution thereof. Buyer acknowledges that the sale of the Membership Interests has not been registered under the Securities Act of 1933, as amended, or under any state or foreign securities laws (together, “Securities Laws”) and that the Membership Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under applicable Securities Laws, pursuant to an exemption therefrom or in a transaction not subject thereto.

(e) Buyer is a publicly traded company whose equity securities are currently registered under the Securities Act of 1934, as amended.

ARTICLE 5

Certain Covenants

5.1 Consents. Each of Seller and Buyer shall use its reasonable commercial efforts to obtain all material consents required of third persons in connection with the Transactions. Without limiting the generality of the foregoing, Buyer (i) shall provide such financial statements and other financial information with respect to Buyer as may reasonably be requested, and (ii) if requested, shall agree, in writing in form and substance satisfactory to the other party thereto, as the case may be, to assume and perform the obligations under any contract for which a consent is sought. The provisions of this Section 5.1 shall survive the Closing.

5.2 Conduct of Business. During the period from the date of this Agreement until the Closing, except for cash distributions to or for the benefit of Seller, subject to Section 5.15(b) hereof, the payment of indebtedness in respect of the Credit Agreement or any of the Excluded Liabilities, the termination of the Company’s 401K Plan as contemplated by Section 5.7 hereof, or except as provided in Schedule 5.2 of the Disclosure Schedule, Seller shall cause the Company to use its reasonable commercial efforts to conduct the operations and business of the Business, in all material respects, in the ordinary course of business consistent with past or otherwise reasonable practices, and, without limiting the foregoing, prior to the Closing, except in the ordinary course of business consistent with past practice, Seller shall not, without the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), permit the Company to:

(a) enter into any agreement or contract which if entered into prior to the date hereof would have been required to be disclosed on Schedule 3.12 of the Disclosure Schedule pursuant to the representations set forth in Section 3.12 hereof, other than agreements or contracts in the nature of renewals or replacements on substantially similar or then prevailing reasonable commercial terms in the ordinary course of business;

(b) intentionally subject to any Liens (except Permitted Liens) any material assets of the Company;

(c) dissolve, liquidate, merge or consolidate or sell, transfer, lease or otherwise dispose of any material property or assets of the Company other than in the ordinary course of business or as otherwise permitted by this Agreement and other than cash distributions or dividends to Seller;

(d) make or authorize any capital expenditures in excess of $50,000 in the aggregate, other than substantially consistent with budgets therefor or to repair or replace capital items in the ordinary course of business or to the extent covered by insurance proceeds;

(e) settle or compromise any material pending or threatened suit or legal action other than in the ordinary course of business;

(f) intentionally accelerate or compromise any material amount of trade accounts receivable or intentionally delay payment of any material amount of trade accounts payable or normally accruing business expenses in a manner materially inconsistent with past practice; or

(g) make any material Tax election or materially change its method of Tax accounting; or

(h) perform any acts or transactions described in any of clauses (i), (ii), (iii) (iv), (v), (vi), (vii), (ix), (x), (xi), (xiii) or (xiv) of Section 3.5 hereof which would have been inconsistent with the representations and warranties set forth in Section 3.5 hereof had the same occurred after the date of the Balance Sheet and prior to the date hereof.

5.3 Access to Information.

(a) During the period from the date of this Agreement until the Closing, Buyer and its representatives shall be given reasonable access upon reasonable prior notice and during times mutually convenient to Buyer and senior management of the Company to the facilities, properties, and key management employees, books and records of the Business as from time to time may be reasonably requested, and provided the same would not cause undue disruption of the activities of the Business, for the purpose of permitting Buyer to, among other things: (a) conduct its due diligence review, (b) review the financial statements of the Company, (c) verify the accuracy of the representations and warranties of the Sellers contained in this Agreement, and (d) prepare for the consummation of the transactions contemplated by this Agreement. Without limiting the foregoing, Seller and the Company will permit the Buyer and its representatives to have access during normal business hours to examine and make copies of all work papers and schedules of the Company and its accountants. In connection therewith, the Buyer shall be permitted to discuss the business affairs and financial statements of the Company with the Company’s accountants, and to review the work papers of such accountants regarding the Company.

(b) In order to facilitate the resolution of any third party claims made by or against or incurred by Seller or any Seller Indemnitee, after the Closing, upon reasonable notice and at Seller’s expense, Buyer shall (i) afford the officers, members, managers and authorized agents and representatives of Seller reasonable access, during normal business hours, to the office, properties, books and records of the Company, (ii) furnish to the officers, members, managers and authorized agents and representatives of Seller such additional financial and other information regarding the Company and/or those operations of the Business, and the assets, properties and financial condition thereof, as Seller or any such officer, member, manager or authorized agent or representative may from time to time reasonably request, and (iii) make available to Seller, the employees of the Company or the employees of Buyer engaged in the Business, or any other person whose assistance, testimony or presence is necessary to assist Seller or any of Seller Indemnitees to evaluate any of such claims or in defending any of such claims, including the presence of such persons as witnesses in hearings or trials; provided, however, that such investigation shall not unreasonably interfere with the operations of Buyer or any of its Affiliates.

5.4 No Shop. Seller agrees that, from and after the date hereof and until the earlier of the termination of this Agreement in accordance with the terms hereof or the 40th day after the date hereof, Seller will not, nor will it permit the Company to, sell, transfer or otherwise dispose of the Membership Interests or any of the assets or properties of the Business (except for dispositions in the ordinary course of business or as permitted elsewhere in this Agreement), and Seller will not respond to inquiries or proposals, or enter into or pursue any negotiations, or enter into any agreements, with respect to, the sale or purchase of the Membership Interests or the assets, properties or business of the Business (except for dispositions in the ordinary course of business or as permitted elsewhere in this Agreement).

5.5 Buyer’s Qualifications. Buyer will not knowingly take any action or omit to take any action, or cause to be taken or to occur any action or omission, which would cause the representation set forth in Section 4.5 hereof to have been untrue if such action or omission had been taken or occurred prior to the date hereof.

5.6 Cooperation; Taking of Certain Actions. From the date hereof until the earlier of the Closing or the termination of this Agreement, each of Seller and Buyer shall (and Seller shall cause the Company to) use its commercially reasonable efforts to take any additional action that is necessary or required in connection with any notices to, filings with, and authorizations, consents and approvals of, any governmental agency or any third party required to be given, made or obtained in order to effect the Transactions, and (ii) furnish to the other party hereto such necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of such necessary notices to or filings with or authorizations, consents and approvals of any such governmental agency or third party.

5.7 Certain Employee Matters. Until December 31, 2005, Buyer shall continue substantially the same retirement and welfare plans applicable to the Company’s employees as are in effect immediately prior to the Closing; except that Seller shall cause the Company’s Fidelity Investments, 401K Plan to be terminated at Closing. Nothing contained in this Section 5.7 shall be deemed to grant any such employee any right to continued employment after the Closing Date.

5.8 Confidential Information. Buyer agrees that from and after the date hereof until and including the Closing Date:

(a) it shall preserve and maintain all confidential or proprietary information and trade secrets of or relating to Seller, the Company or the Business received or obtained in any form by Buyer or any of its Affiliates or representatives from Seller, the Company or any of their respective representatives, and shall not disclose any of same to any person or entity or use any such confidential or proprietary information or trade secret for personal advantage or to the detriment of the Company, Seller or any of the members thereof, except that Buyer shall be free to use and disclose such proprietary information and trade secrets which (A) were already in Buyer’s possession at the time of disclosure to Buyer or any of its Affiliates or representatives by Seller, the Company or any of their respective representatives, (B) are a matter of public knowledge other than as a result of actions taken or disclosures made by or on behalf of Buyer or any of its Affiliates or representatives, or (C) are lawfully obtained by Buyer from a third person not under any restriction or duty as to confidentiality.

(b) Nothing contained herein should be deemed to negate or limit Seller’s rights or any obligations of Buyer or any of its Affiliates under that certain letter agreement dated July 21, 2004 with Seller (the “Confidentiality Agreement”). The Confidentiality Agreement shall remain in full force and effect.

(c) Because the remedy at law for any breach of the provisions of subsection (a) immediately above would be inadequate, Buyer hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual damage or irreparable harm being proved or the posting of any bond or other security, with respect to any breach or threatened breach of any of such provisions.

(d) The provisions of this Section 5.8 shall survive any termination of this Agreement. Without intending to limit the provisions of Section 5.8 hereof, if this Agreement shall be terminated pursuant to Section 6.1 hereof, or otherwise, Buyer shall (i) immediately deliver all documents, work papers and other materials furnished to Buyer or any of its Affiliates or representatives, whether obtained before or after the execution of this Agreement, and (ii) destroy all documents, work papers and other materials developed by or for Buyer or any of its accountants, agents or employees, which embody proprietary or confidential information or trade secrets of Seller, the Company or the Business or immediately deliver such documents, work papers and other materials to Seller.

(e) In addition, it is the desire and intent of the parties hereto that the provisions of this Section 5.8 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement may be sought. Accordingly, if any particular provision of this Section 5.8 shall be adjudicated to be invalid, illegal or unenforceable in any respect, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid, illegal or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made, and the remaining provisions contained herein shall not in any way be affected thereby. Further, if any one or more of the provisions contained in this Section 5.8 shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision(s) shall be construed by limiting and reducing the same, so as to be enforceable to the maximum extent under the applicable law as it shall then exist.

5.9 Transactional Taxes. Buyer and Seller shall each be responsible for one half of any and all sales, transfer or conveyance Taxes imposed (other than income taxes imposed on Seller) by any and all Governmental Authorities with respect to the transfer of the Membership Interests to Buyer pursuant to this Agreement (collectively “Transaction Taxes”).

5.10 Books and Records.

(a) On reasonable notice at any time and from time to time after the Closing Date, Buyer shall permit Seller and its successors, and the representatives thereof, at Seller’s sole cost and expense, reasonable access, during normal business hours, to all correspondence, contracts, agreements and other books and records pertaining to the Company or the Business for purposes of inspection and/or copying, provided however, that Seller or such successors or representatives shall agree to keep such information confidential pursuant to the terms of a commercially reasonable confidentiality agreement to be entered into at the time of such disclosure, it being understood, however, that such confidentiality agreement shall not prevent or limit disclosure or use in connection with tax returns and reports and/or the preparation thereof, or the investigation and/or defense of any claim(s) and/or any dispute(s) related to this Agreement or any of the transactions contemplated hereby. Buyer shall cause all such materials to be preserved for at least seven (7) years after the Closing Date and shall not thereafter destroy or otherwise dispose of any such materials unless it shall have notified Seller and its successors at least six (6) months before such disposition and given Seller and its successors the opportunity to remove and retain such materials.

(b) Notwithstanding the foregoing confidentiality requirement, Buyer agrees that, for a period of seven (7) years after the Closing Date, it shall assist and cooperate with Seller and its successors in collecting and assembling information relating to the operations of the Company prior to the Closing, which customarily has been provided or used, or which may be requested by Seller, in connection with the preparation of any and all Tax returns, information returns, financial statements, government filings, or other reports required to be filed by or for Seller with any taxing authority and shall make available to Seller and its successors the services of personnel reasonably necessary to enable any of them or any affiliate or agent of any of them to prepare and file any and all Tax returns, information returns, financial statements, government filings or other reports required to be filed with any taxing authority and/or to respond to and conduct any and all Tax audits or other Tax determinations or proceedings.

5.11 HSR Compliance. Each of the parties hereto shall make all notification and report form filings, and thereafter shall promptly make any other submissions, with respect to this Agreement and the Transactions required under the HSR Act, including without limitation all supplemental information requested in connection therewith, and such filings shall specifically request early termination of the waiting period prescribed by the HSR Act. All filing fees under the HSR Act shall be borne and timely paid by Buyer. At Closing, Buyer shall be entitled to deduct from the one-half of such HSR Fees paid by Buyer in accordance with Section 1.2, above. In the event this Agreement is terminated pursuant to Section 6, below (other than pursuant to Section 6.1(d)), the Company shall reimburse Buyer for one-half of such HSR Fees paid by Buyer. The parties hereto shall cooperate and consult with each other in connection with the making of such filings, including by providing copies of all such documents to the non-filing party and its advisors a reasonable period of time prior to filing or the giving of notice. No party to this Agreement shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of transactions contemplated in this Agreement at the behest of any Governmental Authority without the consent and agreement of the other party to this Agreement, which consent shall not be unreasonably withheld or delayed. Each party hereto shall promptly inform the other of any material communication to it from the Federal Trade Commission or the Department of Justice regarding any of the Transactions. If any party hereto or any of its Affiliates receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably possible, and after consultation with the other party hereto, an appropriate response in compliance with such request. Buyer will advise Seller promptly in respect of any understanding, undertaking or agreement (oral or written) which Buyer proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other Governmental Authority in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, Buyer shall use its best efforts to promptly resolve such objections, if any, as may be asserted with respect to any of the transactions contemplated by this Agreement by any Governmental Authority and shall take such steps necessary to avoid or eliminate each impediment asserted or argued by any Governmental Authority so as to enable the parties to expeditiously close the transactions contemplated by this Agreement.

5.12 Certain Tax Matters. The following provisions apply to certain tax matters following the Closing Date:

(a) Seller shall be entitled to prepare or cause to be prepared all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Buyer shall timely file or shall cause the Company to timely file such Tax Returns and pay all Taxes shown as due thereon provided that Buyer shall not be responsible for, and Seller shall pay, all income Taxes and state income or franchise Taxes of the Company, if any, solely on the transfer of the Membership Interests to Buyer.

(b) Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before and end after the Closing Date. Buyer shall permit Seller to review and comment on such Tax Returns prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Seller. For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended at the time of the Closing. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company, and in compliance with all applicable laws.

(c) [INTENTIONALLY DELETED]

(d) If, after the Closing, any party hereto receives notice of any assessment, official inquiry, examination or proceeding that could result in an official determination with respect to Taxes due or payable by the Company for any Tax year or period of the Company ending on or before the Closing Date, such party shall promptly notify the other in writing.

(e) With respect to the contest and/or settlement of any issue raised in any assessment, official inquiry, examination or proceeding that could result in an official determination with respect to Taxes due or payable for any Tax year or period of the Company ending on or before the Closing Date, or any Taxes for which Seller is responsible under Section 5.12(a) hereof, Seller shall have the right, at its own expense, to conduct the contest and/or settlement of such issue. Buyer shall have the right, at Buyer’s expense, to participate with Seller in the negotiations with respect to any such issue but, notwithstanding such participation, Seller shall control the proceedings and have the final say with respect to such negotiations and any disposition of such issue.

(f) After the Closing Date, Buyer shall be permitted to file an amended Tax Return with respect to the Company for any Tax year or period without obtaining the consent of Seller; provided, however, that the prior written consent of Seller shall be required if any such amended Return could give rise to a liability of Seller (or of any Person, directly or indirectly, liable for Taxes by reason of the limited liability company status of the Company and/or Seller) (i) to Buyer under this Agreement or (ii) to any Governmental Authority.

(g) After the Closing Date, Seller shall not make any material Tax election or materially change its method of Tax accounting with respect to the Company.

5.13 Resignations. At or prior to Closing, Seller shall instruct each of those persons identified on Schedule 5.13 of the Disclosure Schedule who is an officer, or a trustee, custodian or authorized signatory under any bank or other depository accounts or employee benefit plan, as applicable, of the Company to resign from such position or positions.

5.14 Excluded Liabilities. Seller shall be responsible for, and shall with reasonable promptness pay all of the Excluded Liabilities not otherwise paid by Buyer on Seller’s behalf pursuant to Section 1.2 above, except for those Excluded Liabilities that are being contested or subject to further calculation in good faith by Seller.

5.15 Possible HSR Delay Price Adjustment. In the event that the waiting period under the HSR Act applicable to the sale of the Membership Interests to Buyer shall not have expired or been terminated on or prior to August 31, 2005 (the “Stated Date”), and such failure to expire or terminate is not due to a breach by Buyer Section 4.5, Section 5.5 or Section 5.11 hereof, Seller agrees that (a): if the Closing shall occur, the Purchase Price shall (without double counting for any reduction contemplated by clause (ii) of the second sentence of Section 1.2 hereof) be reduced by sum of (x) any payments of principal made by the Company after the Stated Date and prior to the Closing in respect of indebtedness under the Credit Agreement or any institutional indebtedness for borrowed money (other than in respect of Capital Leases), and (y) any payments made by the Company after the Stated Date and prior to the Closing of interest or fees in respect of the foregoing (other than in respect of Capital Leases) accrued on or prior to the Stated Date, it being understood and agreed, however, that the Purchase Price shall not be reduced for any payments in respect of the Credit Agreement and/or any institutional indebtedness for borrowed money on or prior to the Stated Date or in respect of any payments of any and all interest and fees, in respect of the Credit Agreement and/or any institutional indebtedness for borrowed money, accruing after the Stated Date; and (b) after the Stated Date, until the earlier of the Closing Date or the date that this Agreement shall been terminated for any reason whatsoever, the Company shall not make any distributions or dividends to Seller in respect of the Membership Interests.

ARTICLE 6

Termination

6.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Seller and Buyer;

(b) by Seller, if the Closing does not occur on or before the 60th day after the date of this Agreement (the “Termination Date”);

(c) by Buyer, if Seller shall breach or default in performance of any of its material representations, warranties or obligations under this Agreement (except, in any case, such breaches and defaults which would not reasonably be expected to have a Material Adverse Effect or to affect materially and adversely the ability of Seller to effect the Closing), and either (i) such breach or default in performance is not capable of being cured or shall not have been cured or waived within fifteen (15) days after written notice thereof from Buyer to Seller, or (ii) Seller shall not have provided reasonable assurance that such breach or default in performance shall be cured on or before the then scheduled Closing Date;

(d) by Seller, if Buyer shall breach or default in performance of any of its material representations, warranties or obligations under this Agreement, and such breach or default in performance is not capable of being cured or shall not have been cured or waived within fifteen (15) days after notice thereof from Seller to Buyer;

(e) by Buyer, if any of the material conditions set forth in Section 2.4 of this Agreement shall not have been fulfilled by the Termination Date (unless the nonfulfillment results from Buyer’s breach of any material representation or warranty or Buyer’s failure to perform any material covenant or agreement contained in this Agreement); or

(f) by Seller, if any of the material conditions set forth in Section 2.5 of this Agreement shall not have been fulfilled by the Termination Date (unless the nonfulfillment results from Seller’s breach of any material representation or warranty or Seller’s failure to perform any material covenant or agreement contained in this Agreement).

The party desiring to terminate this Agreement pursuant to this Section 6.1 shall give written notice of such termination to the other party or parties hereto.

6.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 6.1 hereof, (a) this Agreement shall immediately become void and there shall be no liability or obligation on the part of Buyer or Seller or their respective officers, directors, stockholders, general or limited partners, members or Affiliates, except as set forth in Section 6.3 hereof; provided that the provisions of Sections 5.8, 6.3, 8.4, 8.5 and 8.13 of this Agreement shall remain in full force and effect and survive any termination of this Agreement, and (b) such termination shall relieve each party to this Agreement from all breaches or defaults under this Agreement that occurred prior to such termination other than as provided in said Section 6.3.

6.3 Remedies. In the event of termination of this Agreement pursuant to Section 6.1 hereof, any party hereto shall have the right to recover damages sustained by such party as a result of any breach by any other party or parties hereto of any representation, warranty, covenant or agreement contained in this Agreement; it being further agreed that no party hereto shall be entitled to injunctive relief, specific performance or any other equitable remedy in connection with this Agreement.

ARTICLE 7

Indemnification

7.1 Obligation to Indemnify.

(a) If the Closing shall occur, and subject to the terms and conditions of this Article 7, Buyer hereby agrees to save, indemnify and hold harmless Seller, and the respective officers, directors, members, managers, employees, agents, Affiliates and representatives of Seller, and the officers and directors of such members and managers (collectively, with Seller “Seller Indemnitees”) from and against:

(i) any loss, liability or damage suffered or incurred by any Seller Indemnitee(s) by reason of any breach by Buyer of any representation or warranty of Buyer set forth in this Agreement;

(ii) any loss, liability or damage suffered or incurred by any Seller Indemnitee(s) by reason of the nonfulfillment by Buyer of any covenant or agreement to be performed or complied with by Buyer under or pursuant to this Agreement or any of the Buyer Documents;

(iii) any loss, liability or damage suffered or incurred by any Seller Indemnitee(s) arising out of or related to any of the operations, business or activities of the Company or the Business after the Closing or any liability or obligation of the Company other than Excluded Liabilities, provided that such loss, liability or damage is not the result of a breach by Seller of any representation or warranty of Seller set forth in this Agreement; and

(iv) any actions, suits, proceedings, judgments, costs and expenses, including reasonable attorneys’ fees, incident to any of the foregoing, or incurred in enforcing any of the obligations under this Section 7.1(a).

(b) If the Closing shall occur, and subject to the terms and conditions of this Article 7, Seller hereby agrees to save, indemnify and hold harmless Buyer, the Company and Buyer’s officers, directors and stockholders (collectively, with Buyer and the Company, “Buyer Indemnitees”) from and against:

(i) any loss, liability or damage suffered or incurred by any Buyer Indemnitee(s) by reason of any breach by Seller of any representation or warranty of Seller set forth in this Agreement;

(ii) any loss, liability or damage suffered or incurred by Buyer Indemnitee(s) by reason of the nonfulfillment by Seller of any covenant or agreement to be performed or complied with by Seller under or pursuant to this Agreement;

(iii) any liability suffered or incurred by any Buyer Indemnitee(s) arising out of claims by third parties against any Buyer Indemnitee(s) for any Excluded Liabilities; and

(iv) any actions, suits, proceedings, judgments, costs and expenses, including reasonable attorneys’ fees, incident to any of the foregoing, or incurred in enforcing any of the obligations under this Section 7.1(b).

7.2 Procedure Relative to Indemnification.

(a) In the event that any party hereto shall claim that it is entitled to be indemnified pursuant to the terms of this Section 7.2, it (the “Claiming Party”) shall so notify the party against which the claim is made (the “Indemnifying Party”) in writing (the “Claims Notice”) of such claim within a reasonable period of time after the Claiming Party receives notice of any demand, claim or circumstance which, is reasonably likely to give rise to a claim or the commencement of any Proceeding (an “Asserted Liability”) that may reasonably be expected to result in a claim for indemnification by the Claiming Party against the Indemnifying Party, or such earlier time as is reasonable and appropriate to avoid prejudice to the Indemnifying Party; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the losses that have been or are expected to suffered by the Claiming Party; provided, however, that in no event shall the Claiming Party’s right to recoup losses from the Indemnifying Party be limited to the amount set forth or estimated in the Claims Notice if such notice is reasonable under the circumstances. If such losses are liquidated in amount, the Claims Notice shall so state and such amount shall be deemed the amount of the claim of the Claiming Party. If the amount is not liquidated, the Claims Notice shall so state and in such event a claim shall be deemed asserted against the Indemnifying Party on behalf of the Claiming Party, but no payment shall be made on account thereof until the amount of such claim is liquidated and the claim is finally determined. Seller shall be entitled to apply amounts held under the Escrow Agreement to pay and/or satisfy Losses and/or settlements in respect of claims for which Seller is obligated to indemnify Buyer or any of the Buyer Indemnitees, and Buyer shall cooperate in all reasonable respects and in a timely manner to permit said uses, as requested by Seller from time to time.

(b) The following provisions shall apply to claims of the Claiming Party which are based upon any claim or Proceeding made, filed or instituted by any third party or by any Governmental Body:

(i) Upon receipt of a Claims Notice involving an Asserted Liability against, or sought to be collected by a third party from, the Claiming Party, the Indemnifying Party shall have a reasonable period of time (but in any event in such period of time as is reasonable and appropriate to avoid prejudice to the Claiming Party) within which to notify the Claiming Party whether the Indemnifying Party desires to defend against such Asserted Liability. If the Indemnifying Party so notifies the Claiming Party that the Indemnifying Party desires to defend against such Asserted Liability, then the Indemnifying Party shall assume the defense of such Asserted Liability with counsel of the Indemnifying Party’s choice and, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Claiming Party under this Section 7.2 for any fees of other counsel or any other expenses with respect to the defense of such Asserted Liability, in each case incurred by the Claiming Party in connection with such Asserted Liability. The Claiming Party shall cooperate, at the Indemnifying Party’s expense, in the compromise of, or defense against such Asserted Liability and may participate in, but not control, such Asserted Liability at its own expense. If the Indemnifying Party is controlling the defense of an Asserted Liability, no compromise or settlement of such Asserted Liability may be effected without the Claiming Party’s consent (which consent shall not be withheld unreasonably) unless the sole relief provided is monetary damages that are paid or provided for in full by the Indemnifying Party, in which event the Claiming Party shall promptly consent thereto. If a Claims Notice is given to an Indemnifying Party and the Indemnifying Party does not timely notify the Claiming Party that it does not elects to assume the defense of such Asserted Liability, the Claiming Party will have the right to conduct a defense of the Asserted Liability in a reasonable and prudent manner and, subject to all of the limitations on indemnification set forth in this Agreement, the Indemnifying Party will be bound by any reasonable and prudent compromise or settlement made with respect to such Asserted Liability effected by the Claiming Party.

(ii) Notwithstanding the foregoing, if an Asserted Liability is likely to adversely affect a Claiming Party or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement or the Indemnification Agreement, such Claiming Party may, by notice to the Indemnifying Party, have the right to jointly defend, compromise or settle such Asserted Liability, but the Indemnifying Party will not be bound by any determination of an Asserted Liability so defended or any compromise or settlement effected without its consent (which may not be withheld unreasonably).

7.3 Survival and Other Matters. Notwithstanding anything to the contrary contained in this Agreement:

(a) Each representation, warranty, indemnity, covenant and agreement of each of the parties hereto shall survive the Closing for the respective applicable period set forth below (each a “Survival Period”). No party shall be entitled to assert any claim against the other for misrepresentation or breach of warranty, indemnity, covenant or agreement under or pursuant to this Agreement unless the person or entity asserting such claim shall notify the indemnifying party in writing of such claim, in reasonable detail, during the period ending on the expiration of the applicable Survival Period, in which case the indemnified party’s right to indemnification will survive, but only with respect to the matters so described in such notice. For the purposes hereof:

(i) the representations, warranties, indemnities, covenants and agreements of Buyer shall survive for a period of eighteen (18) months from and after the date of Closing, except that the covenants and agreements of Buyer pursuant to Sections 5.3, 5.7, 5.9, 5.12 and 7.1(a)(iii) hereof, and under the provisions of Section 7.1(a)(iv) to extent related thereto, shall survive the Closing indefinitely;

(ii) the representations and warranties of Seller set forth in Sections 3.1(d) and (e) shall survive for a period of thirty six (36) months from and after the Closing Date indefinitely (the “Title and Enabling Representations”);

(iii) any failure of Seller to satisfy an Excluded Liability or the breach of Sections 3.6(d), 3.16(e), 5.2(g), and 5.12(g) shall survive for a period of thirty six (36) months from and after the Closing Date.

(iv) all other representations, warranties, indemnities, covenants and agreements of Seller shall survive for a period of eighteen (18) months from and after the date of Closing.

Except for liability under Section 7.1(b)(iii) hereof, and under the provisions of Section 7.1(b)(iv) hereof to the extent relating solely to said Section 7.1(b)(iii) liability, Seller shall not have any liability under this Article 7 or otherwise under or in connection with this Agreement or for any reason or matter whatsoever, except to the extent that the aggregate amount of Seller’s liabilities under this Article 7 (but for this Section 7.3(b)) exceeds one million dollars ($1,000,000) (the “Basket Amount”). The maximum aggregate liability that Seller shall have under or in connection with any and all of this Agreement and the Seller Documents and/or any and all of the transactions contemplated by this Agreement and/or the Seller Documents shall in no event exceed the aggregate sum of fifteen million dollars ($15,000,000), it being further agreed that, to the extent Seller shall be entitled to the disbursement to it, in connection with the 18 month anniversary of the Closing, of any amount held under the Escrow Agreement said $15,000,000 cap shall be reduced by the amount to which Seller is so entitled (said $15,000,000, as and when the same is so reduced from time to time, being the “Cap”); it being further agreed that the reimbursement to Buyer pursuant to the Escrow Agreement of amounts held in escrow thereunder shall be the sole remedy and sole source of recovery of Buyer and the other Buyer Indemnitees for any and all liabilities of Seller whatsoever, it being understood that Buyer shall also have such rights and remedies as are set forth in the Indemnification Agreement. Notwithstanding the foregoing, the Basket Amount shall not apply to claims based on the Title and Enabling Representations, any claim based on Seller’s failure to satisfy an Excluded Liability, or Seller’s breach of Sections 3.6(d), 3.16(e), 5.2(g) and 5.11(g).

(b) Neither Buyer nor any Buyer Indemnitee shall be entitled to assert any claim or demand for any amount that in the aggregate, together with the aggregate amount of all other claims and demands previously made by Buyer or any Buyer Indemnitee and for which Seller is or was liable, exceeds the Cap or would exceed the Cap but for this Section 7.3.

(c) In the event that a misrepresentation or breach of warranty, agreement or covenant is discovered by Buyer after the Closing, or in the event of any other claim relating to or arising under this Agreement or any of the Seller Documents or any of the transactions contemplated by this Agreement or any of the Seller Documents, the sole and exclusive rights and remedies of Buyer shall be as set forth in, and only to the extent expressly provided for in, this Article 7, and Buyer shall not be entitled to a rescission of this Agreement.

(d) In the event that any misrepresentation or breach of warranty, agreement or covenant is known to or discovered by Buyer prior to the Closing, the same shall not affect any right of Buyer to elect not to close the Transactions, as provided in Section 2.4 hereof, it being understood, however, that if, despite such right to elect not to close, Buyer nevertheless elects to close, Buyer shall be deemed to have waived such misrepresentation or breach and shall have no claim whatsoever against Seller or any Back-up Indemnitor by reason of such misrepresentation or breach.

(e) Without intending to limit any right under Section 7.1(a) hereof, no Seller Indemnitee shall have any right to seek contribution from Buyer with respect to all or part of Seller’s indemnification obligations under this Article 7. Without intending to limit any right under Section 7.1(b) hereof, no Buyer Indemnitee shall have any right to seek contribution from Seller with respect to all or part of Buyer’s indemnification obligations under this Article 7.

(f) For purposes of computing any Loss under this Article 7 with respect to any representation, warranty, covenant or agreement that is qualified as to Material Adverse Effect, the amount of the applicable liability for such Loss shall be the entire Loss arising by reason of the breach of such representation, warranty, covenant or agreement and not merely the amount of such Loss in excess of an amount that constitutes a Material Adverse Effect; it being understood and agreed, however, that, notwithstanding anything to the contrary contained in this Section 7.3(f), the Basket Amount, the Cap, and all other limitations, conditions and requirements, as to liability, recovery or otherwise, set forth in this Article 7 shall nevertheless be, and continue to remain, applicable and in full force and effect.

(g) The effect of any misrepresentation, breach of warranty, covenant or agreement of, or any Claim against, Seller under or in respect of this Agreement or any of the Seller Documents, or any of the transactions contemplated by this Agreement or any of the Seller Documents, and any Losses resulting therefrom, shall be determined based solely on and limited to actual damages (1) on a net after-tax basis (that is, with the amount thereof reduced to reflect the tax benefit resulting therefrom), or (2) net of any amounts recovered or reasonably recoverable by or on behalf of Buyer or any affiliate thereof in respect thereof or in connection therewith under any one or more policies of insurance maintained by any party hereto or any third party (less actual and reasonable out-of-pocket costs incurred by Buyer Indemnitee(s) to recover the same). With respect to any Claim, or any Losses resulting therefrom, Buyer agrees to use its commercially reasonable efforts to pursue and collect on any recovery available under any and all insurance policies and acquisition agreements.

(h) NO PARTY SHALL BE HELD LIABLE HEREUNDER FOR INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR LOST OPPORTUNITY COSTS, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES (it being understood that this paragraph is not intended to mean that if the Company were liable to a third party (other than Buyer or any Buyer Indemnitee or any Affiliate thereof) for such type of damages that such damages would not constitute Losses for which Seller would be liable under Section 7(b) hereof to the extent so provided in this Article 7.

(i) Buyer agrees that the sole liability and obligations of Seller and the sole right, remedy and entitlement of Buyer Indemnitees for any claim with respect to or in connection with this Agreement or any of the Seller Documents or any of the transactions contemplated by this Agreement or any of the Seller Documents (including without limitation under Environmental Requirements) shall be limited to the entitlement to disbursement pursuant to the Escrow Agreement of funds held thereunder in respect of indemnification by Seller under this Article 7, and all Buyer Indemnitees hereby waive any and all statutory and common law rights and remedies (including, without limitation, of indemnification and contribution and/or under any Environmental Requirements) which any of them has or may hereafter have. Under no circumstances shall any direct or indirect member, manager, principal or owner of Seller, or any officer, director, employee, agent, affiliate, representative, member or manager of any of them, have any liability or obligation under or in connection with this Agreement or any of the transactions contemplated by this Agreement or any of the Seller Documents.

(j) In the event that any dispute shall arise between Buyer and Seller or any Seller Indemnitee(s) after the Closing in connection with this Agreement or any of the transactions contemplated hereby, including without limitation, any claim by any party for indemnification pursuant to Article 7, the party prevailing in such dispute shall be entitled to recover on demand (in addition to any recovery awarded by any court) from the other party, an amount equal to all reasonable attorneys’ fees incurred by the prevailing party in connection with such dispute. The term “prevailing party” shall mean the party whose position in connection with any such dispute as set forth before any court is closest to the final and non-appealable decision rendered by any such court.

(k) All amounts paid pursuant to this Article 7 shall constitute an adjustment to the Purchase Price for all Tax purposes.

7.4 Subrogation. Upon making an indemnity payment, including by way of disbursement of funds under the Escrow Agreement, pursuant to this

Agreement, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Claiming Party against any third party in respect of the Losses to which the payment related. Without limiting the generality of any other provision hereof, the Claiming Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect such subrogation rights.

ARTICLE 8

Miscellaneous

8.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person that controls, is controlled by, or is under common control with, such specified Person.

“Business” has the meaning set forth in the second “Whereas” clause, hereof.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the State of New York.

“Buyer Indemnitees” has the meaning set forth in Section 7.1(b) hereof.

“Buyer Sublease L/C” has the meaning set forth in Section 2.6 hereof.

“Capital Leases” means those capitalized leases referred to on Schedule 8.1 of the Disclosure hereof or other capitalized leases effected after the date hereof and not prohibited under this Agreement.

“Claim” means any action, suit, proceeding, claim, demand or assessment for which an indemnified party is entitled or claimed to be entitled to indemnification under Article 7 hereto.

“Closing” has the meaning set forth in Section 2.1(a) hereof.

“Closing Date” has the meaning set forth in Section 2.1(g) hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Sublease L/C” has the meaning set forth in Section 2.6 hereof.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of June 10, 2004, by and among the Company, Heller Financial, Inc. (“Agent”) and the Lenders thereunder (the “Lenders”), as the same has been and may be amended from time to time.

“Debt Amount” has the meaning set forth in Section 1.2(a) hereof.

“Disclosure Schedule” has the meaning set forth in Section 3.1(b) hereof.

“Employee Plans” has the meaning set forth in Section 3.16 hereof.

“Environmental Requirement” has the meaning set forth in Section 3.19 hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business under common control with the Company as determined under regulations issued by the Secretary of the Treasury under subsections (b) and (c) of Section 414 of the Code.

“Excluded Liabilities” means:

(a) all liabilities of the Company or Seller under the Credit Agreement, or under any instruments or security agreements evidencing or securing the same, entered into by the Company or Seller prior to the Closing or any other institutional indebtedness for borrowed money of the Company, including all accrued and unpaid interest and fees thereon (but not including any Capital Leases);

(b) all liabilities of the Company arising under the Terminating Contracts;

(c) all liabilities of Seller or the Company arising under (i) any and all membership interest, membership interest option or purchase, and/or equity-based incentive plans or agreements of the Company or Seller in effect prior to the closing (collectively, “Equity Plans”), or (ii) “stay put” bonus obligations in effect prior to the Closing (collectively, “Stay Put Payments”), in each case to the extent earned or accrued as of the Closing Date or by reason of the Closing;

(d) all liabilities of Seller or the Company by reason of obligations in respect of brokerage or finder’s fees payable by Seller or, if arising or accruing prior to the Closing Date, the Company, and legal and accounting fees and disbursements incurred by Seller or, to the extent arising or accruing prior to the Closing Date, the Company, in each case under this clause (d) in respect of the negotiation, execution and/or Closing of this Agreement; and

(e) all liabilities of the Company in respect of any “employee benefit plan” (as defined in Section 3(3) of ERISA) maintained or contributed to, or which was maintained or contributed to during the past six (6) years, by any ERISA Affiliate of the Company.

“Financial Statements” has the meaning set forth in Section 3.3 hereof.

“Further Buyer L/C” has the meaning set forth in Section 2.6 hereof.

“Further Company L/C” has the meaning set forth in Section 2.6 hereof.

“GAAP” means United Stated generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

“Governmental Authority” has the meaning set forth in Section 2.4(d) hereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” means all rights, title and interest of the Company in and to all U.S. and foreign: (A) patents, and patent applications of any type (including any provisional, non-provisional, continuation, divisional, continuation-in-part, renewals, and reissue) (collectively, the “Patents”); (B) registered and unregistered copyrights, and all registrations and applications for registrations, in respect thereof (collectively, “Copyrights”); (C) trademarks, service marks, trade names, logos and general intangibles of like nature, together with all goodwill, and all registrations and applications for registrations, in respect thereof (collectively, “Trademarks”); (D) inventions, technology, trade secrets, know-how, research and development, and other confidential information, proprietary intellectual property rights of the Company (collectively, the “Trade Secrets”); and (E) computer programs (whether in source code or object code form) and all documentation in respect thereof (the “Information Technology”), but excluding any licensed Intellectual Property which is not transferable by the licensee or is transferable only upon payment of fees or other charges.

“IRS” means the United States Internal Revenue Service.

“Liens” means with respect to any property or asset, all liens, mortgages, pledges, security interests, conditional sales agreements, purchase options, rights of first refusal or other encumbrances of like nature in respect of such property or asset.

“Losses” means losses, liabilities, damages, costs and expenses, including reasonable attorneys’ fees suffered or incurred by Seller Indemnitees or Buyer Indemnitees, as the case may be and covered by and subject to the provisions of Article 7 hereof.

“Material Adverse Effect” means any change in, or effect on, the Company that is, or is reasonable likely to be, materially adverse to the results of operations or the financial condition of the Business taken as a whole; provided, however, that such changes shall not include (i) changes in general economic, financial or securities market conditions, (ii) changes or conditions generally affecting educational publishing, (iii) conditions described in the Disclosure Schedule, (iv) changes resulting from acts of terrorism, acts of war or escalation of hostilities, whether occurring within or outside the United States, or any effect of any such acts or hostilities on general economic or other conditions, except to the extent such acts disproportionately affect (in a manner that is material and adverse) the Business, (v) changes or effects resulting from any breach by Buyer of this Agreement, (vi) the effect of Excluded Liabilities, or (vii) changes or effects resulting from the transactions contemplated by this Agreement or the announcement thereof.

“Material Contracts” has the meaning set forth in Section 3.12 hereof.

“Permitted Liens” means: Liens disclosed in the Disclosure Schedule, Liens for Taxes, assessments, levies or other governmental charges not yet due and payable or being contested in good faith, Liens in favor of the Lenders which are to be released at Closing upon the Lenders’ receipt of the Debt Amount pursuant to this Agreement, mechanics’, workmens’, landlords’, warehousemen’s, bailees’ and other statutory liens (or other liens arising by operation of law) incurred in the ordinary course of business for amounts not in default or being contested in good faith, deposits or pledges to secure obligations under workmen’s compensation, unemployment insurance, social security or similar laws or regulations, security interests and claims of creditors of consignees with respect to consigned inventory, deposits or pledges to secure statutory or ordinary course contractual obligations, surety and appeal bonds and other obligations of like nature, rights of lessors and licensors under leases and licenses, and such other imperfections of title, if any, that, in any case or in the aggregate, are not substantial in amount and do not have a Material Adverse Effect.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Purchase Price” has the meaning set forth in Section 1.2(a) hereof.

“Real Properties” has the meaning set forth in Section 3.7 hereof.

“Recent Balance Sheet” has the meaning set forth in Section 3.4(a) hereof.

“Seller Indemnitees” has the meaning set forth in Section 7.1(a) hereof.

“Sublease” means that certain Sublease, dated as of August 8, 2001, between the Company, as Sublessee, and Delta Education, Inc., as Sublessor, as the same has been or may be amended from time to time.

“Taxes” has the meaning set forth in Section 3.6 hereof.

“Tax Return(s)” has the meaning set forth in Section 3.6 hereof.

“Terminating Contracts” has the meaning set forth in Section 3.12 hereof.

“Transactions” means the transactions to be consummated pursuant to this Agreement.

8.2 Binding Agreement. All the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

8.3 Assignment. Neither this Agreement nor any of the rights and obligations of either party shall be assignable by either party prior to the Closing without the express prior written consent of the other party. No assignment shall relieve the assigning party of its obligations hereunder.

8.4 Public Announcements and Disclosure. No party to this Agreement shall make any public announcement in respect of this Agreement or the Transactions or otherwise communicate with any news media without prior notification to the other party. Seller shall not include the Disclosure Schedule (or any portion thereof) with or as an exhibit to any filing to or with the Securities and Exchange Commission or any other securities authority without the express prior written consent of Seller.

8.5 Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws. Any litigation arising hereunder or related thereto shall be tried by the United States District Court for the Southern District of New York, provided that if such litigation shall not be permitted to be tried by such court then such litigation shall be held in the state courts of New York sitting in New York City. Each party irrevocably consents to and confers personal jurisdiction on the United States District Court for the Southern District of New York, or, if (but only if) the litigation in question shall not be permitted to be tried by such court, on the state courts of New York sitting in New York City, and expressly waives any objection to the venue of such court, as the case may be, and agrees that service of process may be made on such party by mailing a copy of the pleading or other document by registered or certified mail, return receipt requested, to its or his addresses for the giving of notice provided for in Section 8.6 hereof, with service being deemed to be made five (5) business days after the giving of such notice.

8.6 Notices. All notices shall be in writing and shall be deemed to have been duly given if delivered personally or when deposited in the mail if mailed via registered or certified mail, return receipt requested, postage prepaid when sent by facsimile transmission actually received by the receiving party, or when sent by prepaid express or nationally recognized courier or overnight delivery service, to the other party hereto at the following addresses:

if to Seller, to:

c/o The Wicks Group of Companies, L.L.C.

405 Park Avenue, 7th Floor

New York, New York 10022

Attn: Mr. Craig B. Klosk

with a copy to:

Golenbock Eiseman Assor Bell & Peskoe LLP

437 Madison Avenue

New York, New York 10022

Attn: Nathan E. Assor, Esq.

if to Buyer to:

School Specialty, Inc.

W6316 Design Drive

Appleton, WI 54912-1579

Attn: David J. Vander Zanden, Chief Executive Officer

with copy to:

Franzoi & Franzoi, S.C.

514 Racine Street

Menasha, WI 54952

Attn: Joseph Franzoi IV, Esq.

or to such other addresses as any such party may designate in writing in accordance with this Section 8.6.

8.7 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto in respect of the subject matter hereof and may not be modified or amended except by a written agreement specifically referring to this Agreement signed by all of the parties hereto. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter, except that the Confidentiality Agreement dated shall continue to remain in full force and effect prior to the Closing and/or if the Closing shall not occur.

8.8 Waivers. Any failure by any party to this Agreement to comply with any of its obligations hereunder may be waived by such party. No waiver shall be effective unless in writing and signed by the party granting such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

8.9 Severability. Any provision of this Agreement which is rendered unenforceable by a court of competent jurisdiction shall be ineffective only to the extent of such prohibition or invalidity and shall not invalidate or otherwise render ineffective any or all of the remaining provisions of this Agreement.

8.10 Income Tax Position. No party hereto shall take a position for income tax purposes which is inconsistent with this Agreement.

8.11 Others. Notwithstanding anything to the contrary contained herein, neither this Agreement nor anything contained herein, express or implied, is intended or shall be construed to or shall confer or impose upon or give to any person or entity, other than the parties hereto, any rights, remedies, benefits, liabilities or obligations under or by reason of this Agreement or any documents executed in connection with this Agreement.

8.12 Time of the Essence. Time is of the essence with respect to each party’s respective obligations under or pursuant to this Agreement.

8.13 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or any of the Transactions.

8.14 Drafting. This Agreement has been drafted and negotiated in the State of New York. No party shall be deemed to have drafted this Agreement but rather this Agreement is a collaborative effort of the undersigned parties and their attorneys.

8.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

8.16 Headings. The Section and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said Sections and paragraphs.

[SIGNATURES ARE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

WICKS LEARNING GROUP, LLC

By:	/s/ Craig Klosk
Name:	Craig Klosk
Title:	President

SCHOOL SPECIALTY, INC.

By:	/s/ Mary M. Kabacinski
Name:	Mary M. Kabacinski
Title:	CFO